Exhibit 5.1

Fulbright & Jaworski LLP 2200 Ross Avenue, Suite 2800 Dallas, Texas 75201-2784 United States Tel +1 214 855 8000 Fax +1 214 855 8200 nortonrosefulbright.com

August 22, 2014

Commercial Vehicle Group, Inc.

7800 Walton Parkway

New Albany, Ohio 43054

Re:	Registration of Securities of Commercial Vehicle Group, Inc. on Form S-8

Ladies and Gentlemen:

We are acting as special counsel to Commercial Vehicle Group, Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”) to register 2,277,149 shares of the Company’s common stock, par value $0.01 per share (the “Shares”).

In connection with this opinion letter, we have examined and relied upon such documents and matters of law as we deemed necessary or advisable to render the opinions, including the following: (i) the Company’s Amended and Restated Certificate of Incorporation, as amended; (ii) the Company’s Amended and Restated Bylaws, as amended; (iii) certain resolutions adopted by the Board of Directors of the Company; (iv) the Commercial Vehicle Group, Inc. 2014 Equity Incentive Plan (the “Plan”); and (v) the Registration Statement and the exhibits thereto.

In our examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the conformity to originals of all documents submitted to us as certified copies or photocopies, and the authenticity of originals of such latter documents. The opinions expressed herein are limited exclusively to applicable federal laws of the United States of America and applicable provisions of, respectively, the Delaware Constitution, the Delaware General Corporation Law and reported judicial interpretations of such law, in each case as currently in effect, and we are expressing no opinion as to the effect of the laws of any other jurisdiction. We expressly disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein.

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August 22, 2014

Based upon the foregoing, and having due regard for such legal considerations as we deem relevant, we are of the opinion that the Shares have been duly authorized and, when the Shares have been duly issued in accordance with the terms of the Plan and the respective award agreements issued thereunder and when the Shares are duly countersigned by the Company’s registrar, and upon receipt by the Company of the consideration to be paid therefor, the Shares will be validly issued, fully paid and non-assessable. We do not by this letter express any other opinion with respect to the Shares or any other matter.

We hereby consent to the use of this opinion as an exhibit to the Registration Statement to be filed with the Commission on the date hereof. By giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

Respectfully submitted,

/s/ Fulbright & Jaworski LLP

FULBRIGHT & JAWORSKI LLP